Exhibit 99.1

The First Bancshares, Inc. Reports 3rd Quarter 2014 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--October 31, 2014--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended September 30, 2014. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be November 10, 2014 with a payable date of November 25, 2014.

Net income available to common shareholders exclusive of merger related costs for the three months ended September 30, 2014 was $1,606,000, or $0.30 per diluted share, a 23.1% increase in net income available to common shareholders over the same quarter in 2013 adjusted for merger related costs. Net income available to common stockholders for the three months ended September 30, 2014 amounted to $1,448,000, or $0.27 per diluted share, compared to $998,000, or $0.19 per diluted share for the same quarter in 2013, an increase of $450,000 or 45.1% in net income available to common shareholders.

Net income available to common shareholders exclusive of one-time items for the nine months ended September 30, 2014 was $4,425,000, or $0.85 per diluted share, a 27.7% increase in net income available to common shareholders over the same period in 2013 adjusted for merger related costs. Net income available to common stockholders for the nine months ended September 30, 2014 amounted to $4,296,000, or $0.82 per diluted share, compared to $2,823,000, or $0.69 per diluted share for the same period in 2013, an increase of $1,473,000 or 52.2% in net income available to common shareholders.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We closed the acquisition of Bay Bank on July 1, 2014 and completed the system integration in August, 2014. We welcome our new clients, team members and shareholders from Bay Bank and look forward to our improved market coverage in the Mobile area with 10 locations in Mobile and Baldwin Counties, Ala. The combination of these two community-oriented institutions will provide our clients more convenient locations and expanded products and services to help reach their financial goals.”

Balance Sheet Highlights

Total assets for the Company totaled $1.1 billion at September 30, 2014, an increase of $63.0 million compared with June 30, 2014. The increase during the third quarter of 2014 was attributable to an increase in the Company’s deposit balances along with the acquisition of BCB Holdings, holding company of Bay Bank.

September 30, 2014 loans outstanding increased by $61.3 million, or approximately 40.2% on an annualized basis, compared with June 30, 2014, and increased $98.8 million, or 17.3%, compared to September 30, 2013 total loans outstanding. Loans acquired on July 1, 2014 from Bay Bank amounted to $40.9 million.

End of Period Loan Balances	09/30/14	06/30/14	09/30/13
(dollars in thousands)
Loans held for sale	$3,769	$3,220	$1,399
Commercial	100,263	81,958	79,094
Real Estate:
Mortgage-commercial	217,684	204,101	198,123
Mortgage-residential	248,125	230,310	211,494
Construction	83,908	74,105	66,745
Consumer and other	17,553	16,337	15,658
	$671,302	$610,031	$572,513

Non-performing assets totaled $11.4 million at September 30, 2014 compared to $13.3 million of non-performing assets at June 30, 2014 and $10.4 million at September 30, 2013. Non-performing assets represented 1.06% of total assets at September 30, 2014 compared to 1.32% of total assets at June 30, 2014, and compared to 1.09% at September 30, 2013. Non-performing loans totaled $6.1 million at September 30, 2014 compared to $6.5 million at June 30, 2014 and compared to $3.2 million of non-performing loans at September 30, 2013. Non-performing loans represented 0.91% of total loans at September 30, 2014 compared with 1.07% of total outstanding loans at June 30, 2014 and 0.55% of total loans outstanding at September 30, 2013.

Non-Performing Assets	09/30/14	06/30/14	09/30/13
(dollars in thousands)
Non-Accrual Loans	$6,032	$6,063	$2,681
Past Due Loans (90 days or more)	102	447	471
Total Non-Performing Loans	6,134	6,510	3,152
Non-Accrual Securities	250	1,950	1,950
Other Real Estate	4,986	4,875	5,292
Total Non-Performing Assets	$11,370	$13,335	$10,394

The Company’s allowance for loan losses totaled $6.1 million at September 30, 2014 representing an increase of $85,000, or 5.67% on an annualized basis, from June 30, 2014 and an increase of $412,000, or 7.26%, from September 30, 2013. The allowance for loan losses represented 0.91% of period-end loans at September 30, 2014 compared with 0.98% of period-end loans at June 30, 2014 and 0.99% of period-end loans at September 30, 2013. Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller. The allowance for loan losses represented 1.10% of period-end loans excluding those booked at fair value at September 30, 2014 compared with 1.16% at June 30, 2014 and 1.26% at September 30, 2013.

Total deposits increased $23.6 million or 10.7% on an annualized basis, as of September 30, 2014 compared with June 30, 2014 and increased by approximately $93.6 million or 11.5% compared with September 30, 2013. Deposits acquired from Bay Bank on July 1, 2014 were $58.1 million and totaled $54.2 million at the end of the period. A reduction in legacy deposits associated with seasonal fluctuations accounted for the difference in the net change in total deposits.

End of Period Deposit Balances	09/30/14	06/30/14	09/30/13
(dollars in thousands)
Non-interest-bearing Demand Deposits	$195,957	$183,226	$169,001
IB Demand, Savings, and MMDA Accounts	500,637	498,527	434,449
Time Deposits < $100,000	86,897	80,144	88,907
Time Deposits > $100,000	124,024	121,975	121,608
	$907,515	$883,872	$813,965

Results of Operations Highlights – Quarter ended September 30, 2014

Net income available to common shareholders exclusive of merger related costs for the three months ended September 30, 2014 was $1,606,000, or $0.30 per diluted share, a 11.68% increase in net income available to common shareholders compared to net income available to common shareholders exclusive of one-time items for the three months ended June 30, 2014 of $1,438,000, or $0.27 per diluted share. Net income available to common stockholders for the quarter ended September 30, 2014 totaled $1,448,000 or $0.27 per diluted share, a decrease of $79,000 or 5.17% from the second quarter of 2014 net income available to common stockholders of $1,527,000 or $0.29 per diluted share.

During the quarter ended September 30, 2014, net interest income totaled $8,855,000 representing an increase of $1,007,000, or 12.8%, compared with the quarter ended June 30, 2014 net interest income of $7,848,000 as well as an increase of $897,000, or 11.3%, compared with the quarter ended September 30, 2013 net interest income of $7,958,000. The tax equivalent net interest margin for the quarter ended September 30, 2014 was 3.79% compared to 3.52% for the quarter ended June 30, 2014 as compared to 3.86% for the quarter ended September 30, 2013. Changes in net interest income and net interest margin were due to increased average loans outstanding and seasonal fluctuations in interest-bearing deposit balances.

Fair value accounting adjustments on acquired assets and liabilities contributed approximately 7 basis points on an annualized basis to the net interest margin in the third quarter of 2014 and 12 basis points in the third quarter of 2013.

During the quarter ended September 30, 2014, non-interest income totaled $2,021,000, a decrease of $34,000 or 1.7%, compared with the quarter ended June 30, 2014, and an increase of $429,000, or 26.9%, compared with the third quarter of 2013. The decrease for the quarter ended September 30, 2014 is attributed primarily to a one-time gain of $254,000 from the sale of other investments that was recognized in the second quarter of 2014.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	09/30/14	06/30/14	09/30/13
(dollars in thousands)
Service Charges on Deposit Accounts	$616	$594	$649
Mortgage Income	522	407	454
Interchange Fee Income	563	507	472
Other Operating Income	320	547	17
Total Non-interest Income	$2,021	$2,055	$1,592

During the quarter ended September 30, 2014, non-interest expense totaled $8,071,000, an increase of $687,000, or 9.3%, compared with the quarter ended June 30, 2014, and an increase of $441,000, or 5.8%, compared with the third quarter of 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	09/30/14	06/30/14	09/30/13
(dollars in thousands)
Salaries and Employee Benefits	$4,554	$4,260	$4,010
Occupancy, Furniture and Equipment Expense	1,209	1,093	802
FDIC Premiums	222	222	181
Professional Fees	429	456	618
Advertising and Promotion	94	87	98
Intangible Amortization	98	94	94
Other Operating Expenses	1,465	1,172	1,827
Total Non-interest Expense	$8,071	$7,384	$7,630

Total non-interest expenses increased $687,000 for the third quarter of 2014 as compared to the second quarter of 2014. One-time merger related expenses of approximately $280,000 were expensed during the third quarter of 2014 as well as a write-down on other real estate in the amount of $125,000.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per shares data) Consolidated Balance Sheets

	Sept 30, 2014	June 30, 2014	Sept 30, 2013
ASSETS
Cash and Due from Banks	$33,111	$25,677	$26,110
Federal funds sold	1,298	2,477	1,328
Interest-bearing deposits with banks	16,038	27,289	24,326
Investment Securities	276,654	276,099	264,883
Loans held for sale	3,769	3,220	1,399
Loans, Net of Unearned Income	667,533	606,812	571,114
Allowance for Loan Losses	(6,084)	(5,999)	(5,672)
Net Loans	661,449	600,813	565,442
Premises and Equipment	35,079	31,339	32,551
Other Real Estate Owned	4,986	4,875	5,292
Goodwill	12,310	10,621	10,621
Other Assets	27,568	26,879	19,943
TOTAL ASSETS	$1,072,262	$1,009,289	$951,895
LIABILITIES
Non-interest-bearing Demand Deposits	$195,957	$183,226	$169,001
Interest-bearing Accounts	500,637	498,527	434,449
Time Deposits	210,921	202,119	210,515
Total Deposits	907,515	883,872	813,965
Borrowings	49,456	13,500	30,000
Subordinated Debentures	10,310	10,310	10,310
Other Liabilities	11,117	11,830	13,860
TOTAL LIABILITIES	978,398	919,512	868,135
STOCKHOLDER’S EQUITY
Preferred Stock	17,123	17,123	17,082
Common Stock	5,338	5,180	5,134
Surplus	50,328	42,239	41,994
Retained Earnings	20,425	24,972	21,305
Accumulated Other Comprehensive Income (Loss)	1,114	727	(1,291)
Treasury Stock	(464)	(464)	(464)
TOTAL STOCKHOLDERS’ EQUITY	93,864	89,777	83,760
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,072,262	$1,009,289	$951,895
END OF PERIOD SHARES OUTSTANDING	5,338,370	5,180,287	5,107,131
TANGIBLE BOOK VALUE PER SHARE	$11.58	$11.49	$10.43

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
INTEREST INCOME
Interest and Fees on Loans	$8,059	$7,216	$22,154	$18,765
Interest and Dividends on Securities	1,623	1,396	4,508	4,072
Interest on Fed Funds Sold	6	36	47	70
TOTAL INTEREST INCOME	9,688	8,648	26,709	22,907
INTEREST EXPENSE
Interest on Deposits	689	540	1,739	1,824
Interest on Borrowings	144	150	443	448
TOTAL INTEREST EXPENSE	833	690	2,182	2,272
NET INTEREST INCOME	8,855	7,958	24,527	20,635
Provision for Loan Losses	631	360	1,266	1,020
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,224	7,598	23,261	19,615

NON-INTEREST INCOME	2,021	1,592	5,748	5,412
NON-INTEREST EXPENSE	8,071	7,630	22,682	20,854
Income before Income Taxes	2,174	1,560	6,327	4,173
Income Taxes	641	456	1,754	1,032
NET INCOME	1,533	1,104	4,573	3,141
Preferred Stock Accretion & Dividends	85	106	277	318
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,448	$998	$4,296	$2,823
BASIC EARNINGS PER SHARE	$0.27	$0.20	$0.83	$0.70
DILUTED EARNINGS PER SHARE	$0.27	$0.19	$0.82	$0.69
WEIGHTED AVG SHARES OUTSTANDING	5,311,876	5,102,572	5,198,776	4,058,432
DILUTED WEIGHTED AVG SHS OUTSTANDING	5,349,686	5,150,517	5,236,586	4,106,377

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	0.58%	0.47%	0.60%	0.48%
Annualized Return on Average Assets(1)	0.64%	0.60%	0.62%	0.57%
Annualized Return on Average Equity	6.81%	5.66%	6.94%	5.56%
Annualized Return on Average Equity(1)	7.51%	7.22%	7.14%	6.69%
Net Interest Margin	3.79%	3.86%	3.66%	3.60%
Efficiency Ratio(2)	72.39%	77.58%	72.99%	77.63%
Efficiency Ratio(1)(2)	70.23%	73.04%	72.30%	73.52%
Net Overhead Expense to Average Earning Assets(3)	2.51%	2.82%	2.45%	2.59%
Net Overhead Expense to Average Earning Assets(1)(3)	2.41%	2.61%	2.43%	2.43%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.33%	0.06%	0.20%	0.02%
Allowance for Loan Losses to Period End Loans	0.91%	0.99%
Non-performing Assets to Period End Assets	1.06%	1.09%
Non-performing Loans to Period End Loans	0.91%	0.55%
Loans 30-89 Days Past Due to Period End Loans	0.32%	0.54%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$1,065,080	$944,683	$1,019,301	$877,223
Average Earning Assets	$964,508	$855,107	$922,462	$793,903
Average Total Loans	$657,925	$566,291	$621,174	$506,461
Average Demand Deposits	$194,357	$119,670	$180,841	$104,536
Average Interest Bearing Liabilities	$768,793	$733,336	$739,506	$684,006
Average Equity	$90,039	$78,068	$87,799	$75,352

Period End Non-performing Assets	$11,370	$10,394
Period End Non-performing Loans	$6,134	$3,152
Period End Loans 30-89 Days Past Due	$2,143	$3,077

Tax Equivalent Net Interest Income	$9,128	$8,243	$25,328	$21,453
Net Charge-offs (Recoveries) during Period	$546	$81	$910	$75

(1)Excludes merger related costs and one-time items
(2)Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-Interest Income
(3)Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest income

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer